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                                  EXHIBIT 99.1



                     VASCO Provides First Quarter Update -
      Expects Operating Income in Q1 2003, Strong First Quarter Revenues,
                    Improved Cash Position and Order Backlog


OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium - April 3, 2003 - VASCO (Nasdaq
SC: VDSI; www.vasco.com), a global provider of enterprise-wide security products that support e-business and e-commerce, today announced that revenues for the first quarter of 2003 are expected to be in the range of $5.5 million to $5.7 million, compared with $3.6 million for the fourth quarter of 2002. Revenues for the quarter reflect the impact of VASCO's just-in-time delivery program, which was introduced in November 2002, and the continued strong order flow during the first quarter of 2003. VASCO expects to report operating income for the first quarter of 2003 and expects that order intake will be strong in the second quarter of 2003.

VASCO indicated that its just-in-time program, which was designed to work with strategic banking customers to more closely coordinate the delivery of product to meet their needs, has been successful in giving VASCO more visibility into the timing of demand for product from strategic customers and has resulted in lower costs and improved cash flow.

The Company also indicated that it expects its cash position at March 31, 2003 to exceed $3.6 million, an increase of approximately $1.0 million from December 31, 2002, and that the order backlog at March 31, 2003, for firm orders to be delivered in the second quarter of 2003, was approximately $5.0 million. The Company noted that the improved cash position was a result of having received deposits on orders for delivery in 2003 under the just-in-time delivery program and having reduced days sales outstanding ("DSO") in receivables. These improvements were partially offset by an increase in total receivables that resulted from higher revenues in the quarter. The Company further indicated that all of its credit facilities remained in place, including an unused line of credit for up to 2 million Euros.

"We are pleased with the results of our first quarter. Our customers understand the benefits of our just-in-time delivery program and the market, overall, has continued to show a strong acceptance of our products. As a result, we have been able to plan more efficiently which has helped us contain costs and improve cash flows. With revenues at $5.5 million to $5.7 million, and with the actions we have taken previously to reduce costs, I am confident that we will report operating income for the first quarter of 2003," stated Jan Valcke, President and COO. "Going forward, we are committed to managing our business in a controlled, profitable manner, while still participating in the strong growth of the IT security sector."

"I am particularly proud of Jan and his team for their efforts which are expected to result in operating income in the first quarter 2003 and set the stage for a strong full-year 2003. As I mentioned in my comments on the full-year 2002 results, we, as a Company, needed to develop a cogent business plan and execute it. Given the significant restructuring that has taken place in 2001 and 2002, it is gratifying to see the organization, under Jan's leadership, execute the plan," stated T. Kendall Hunt, Chairman and CEO. "Our current order backlog further indicates we are well positioned to have a strong second quarter. As was the case during first quarter of 2003, we are not currently offering guidance for second quarter. However, with our backlog of firm orders for delivery in the second quarter of approximately $5.0 million, and with our breakeven in the range of $5.2 to $5.7 million, we continue to be on track in terms of achieving our plan for the second quarter. Any new orders received before quarter's end and shipped during the quarter would be additive to this number."

VASCO indicated that it expects to release final results for the first quarter 2003 during the fourth week of April 2003. The Company will schedule a conference call to discuss the results and answer related questions at that time.

About VASCO: VASCO designs, develops, markets and supports patented "Identity Authentication" products for e-business and e-commerce. VASCO's Identity Authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With 8 million Digipass products sold and shipped, VASCO has established itself as a world-leader for strong Identity Authentication with 200 international financial institutions, approximately 800 blue-chip corporations, and governments representing more than 50 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

More information is available at www.vasco.com.

For more information contact:
Media: Jochem Binst: +32 2 456 9810, JBINST@VASCO.COM
Investor Relations: Tony Schor, President, Investor Awareness,
Inc.: 847-945-2222, TONYSCHOR@INVESTORAWARENESS.COM